Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 26, 2007, accompanying the consolidated financial statements and schedules, and management’s assessment of the effectiveness of internal control over financial reporting, included in the Annual Report of Federal Realty Investment Trust on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Federal Realty Investment Trust on Form S-3 (File No. 333-100819, File No. 333-84210, File No. 333-97945, File No. 333-63619, File No. 33-63687, File No. 33-63955, File No. 33-15264, File No. 33-55111, File No. 333-120498, File No. 333-124195, File No. 333-125467 and File No. 333-135159).

/s/ GRANT THORNTON LLP

McLean, Virginia

February 26, 2007